Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Previews Third Quarter 2009 Results;

Expects Record Year with All Contracts Renewed

Third Quarter 2009 Results Expected on

Wednesday, November 4th After the Market Closes

TUCSON, ARIZONA –October 19, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today previewed its third quarter 2009 results, which are expected to be released after the market close on Wednesday, November 4, 2009, and provided guidance for the remainder of 2009.

Diluted earnings per share for the quarter ended September 30, 2009 is anticipated to be $0.20 to $0.22 on revenue of approximately $207 million. In the year ago period, the Company reported a loss after a non-cash asset impairment charge on revenue of $167 million. For the fourth quarter of 2009, the Company anticipates revenue of between $209 and $215 million and diluted earnings per share of $0.33 to $0.35. For the full year, earnings per diluted share should be in the range of $1.37 to $1.41 on revenue of $794 million to $800 million.

For the fourth quarter and full year 2008, the Company reported revenue of $178 million and $692 million, respectively and operating losses after non-cash asset impairment charges in both periods. Record 2009 results are being driven by Medicaid enrollment increases, rate stabilization and reduced operating costs.

The Company also announced that all approximately 1,000 contracts in existence as of March 31, 2009 have been renewed for the July 1, 2009 to June 30, 2010 period. Of the 42 states, District of Columbia and Canada where Providence has contracts, only one state, North Carolina, implemented a rate cut, announcing a 3% across the board cut to provider rates.

“Given what we went through in the second half of 2008, we had planned for a challenging 2009 by cutting costs where possible,” said Fletcher McCusker, Chairman and CEO. “However, the dramatic $87 billion dollar federal intervention to stabilize Medicaid along with the Federal Court’s rulings in California that sent a message to state governments not to balance budgets with cuts to Medicaid have provided for a solid contract renewal season. States have also offset decreasing revenue through numerous means such as additional sin taxes, gambling taxes, employee furloughs and new sales taxes. The result has been a rapid turnaround in our operating results and expectations for a record 2009.”

Quarterly Conference Call

Financial results for the third quarter ended September 30, 2009 are scheduled for Wednesday, November 4, 2009, after the market closes.

Providence will hold a conference call at 11:00 a.m. EST (9:00 a.m. Arizona and MST and 8:00 a.m. PST) Thursday, November 5, 2009, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 713-4218, or for international callers (617) 213-4870 and by using

—more—

5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corp.

the passcode 12900831. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PFRAXYPTR. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until November 12, 2009 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 96986021.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 78,000 clients through 925 active contracts at June 30, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services. This excludes school-based contracts that typically go dormant prior to June 30, 2009. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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